Exhibit 99.1

GAP INC. REPORTS JANUARY SALES UP 7 PERCENT;

COMPARABLE STORE SALES UP 1 PERCENT

Company Expects to Report Fiscal Year 2005 Earnings of $1.22 to $1.25

SAN FRANCISCO – February 2, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $955 million for the four-week period ended January 28, 2006, which represents a 7 percent increase compared with net sales of $891 million for the same period ended January 29, 2005. The company’s comparable store sales for January 2006 increased one percent compared with a seven percent decrease in January 2005.

Comparable store sales by division for January 2006 were as follows:

•	Gap North America: positive 3 percent versus negative 6 percent last year

•	Banana Republic North America: negative 6 percent versus positive 7 percent last year

•	Old Navy North America: flat versus negative 13 percent last year

•	Gap International: positive 7 percent versus negative 8 percent last year

“Overall, we are pleased with our January performance, as total company sales were above our expectations,” said Sabrina Simmons, senior vice president, treasury and investor relations. “January was a clearance month. While customers responded to our brands’ efforts to clear holiday merchandise, our merchandise margins were significantly below last year.”

Fourth Quarter Sales Results

For the 13 weeks ended January 28, 2006, total company net sales were $4.8 billion, which is a decrease of 2 percent to net sales of $4.9 billion for the same period ended January 29, 2005. The company’s fourth quarter comparable store sales decreased 6 percent compared with a decrease of three percent in the fourth quarter of the prior year.

Comparable store sales by division for the fourth quarter were as follows:

•	Gap North America: negative 7 percent versus negative 1 percent last year

•	Banana Republic North America: negative 5 percent versus negative 1 percent last year

•	Old Navy North America: negative 6 percent versus negative 4 percent last year

•	Gap International: flat versus negative 7 percent last year

Year-to-date net sales of $16.0 billion for the 52 weeks ended January 28, 2006, represent a decrease of 2 percent over net sales of $16.3 billion for the same period ended January 29, 2005. The company’s year-to-date comparable store sales decreased 5 percent compared with flat comparable sales in the prior year.

As of January 28, 2006, Gap Inc. operated 3,053 store locations compared with 2,994 store locations last year.

Fiscal Year Guidance

The company has revised guidance for fiscal year 2005 and now expects:

•	Fiscal year 2005 operating margin in the 10.5 to 11 percent range.

•	Annual effective tax rate range for 2005 of 37.5 to 38.2 percent, which reflects the impact of a one-time tax settlement.

•	Year-over-year inventory per square foot to be down in the mid-single-digits at the end of the fourth quarter.

•	Due to the combination of better than expected operating performance and the impact of the one-time tax benefit, the company now expects earnings per share for the fiscal year 2005 to be $1.22 to $1.25.

Share Repurchases

As of the end of the company’s fourth quarter, Gap Inc. completed its $500 million share repurchase authorization. During the fiscal year 2005, the company repurchased about 99 million shares for a total of $2 billion. As a result, Gap Inc. expects full year weighted average diluted share count to be about 902 million shares.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its fourth quarter earnings via press release on February 23, 2006 at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com .

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) operating margins for fiscal 2005; (ii) effective tax rate range for fiscal 2005; (iii) year over year change in inventory per square foot at the end of the fourth quarter; (iv) earnings per share for fiscal 2005; and (v) weighted average diluted share count for fiscal 2005.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise from the company’s due diligence during the close process or other subsequent events that would require the company to reevaluate its assumptions or make other adjustments; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 2005.

These forward-looking statements are based on information as of February 2, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798